                                                       EXHIBIT 10.75

                   HOME PROPERTIES, INC. AMENDED AND RESTATED
                           INCENTIVE COMPENSATION PLAN

PURPOSES OF THE PLAN.

The  purposes of this  Amended and  Restated  Incentive  Compensation  Plan (the
"Plan") are to enable Home  Properties,  Inc. (the "Company") and its Subsidiary
to attract and retain the services of key employees and persons with managerial, professional or supervisory  responsibilities and to provide them with increased motivation and incentive to achieve and exceed prior  performance as a basis for increased stockholder return and value.

GENERAL PROVISIONS.

2.1 Definitions. As used in the Plan:

     (a)  "Board of Directors" mans the Board of Directors of the Company.

     (b)  "Bonus  Units"  means the number  calculated  as  described in Section
          3.3(a)  which  is  multiplied  by  a  Participant's  Bonus  Factor  to determine the percentage of a Participant's  base salary that is to be paid to the Participant as incentive compensation.

     (c)  "Committee"   means  the  Compensation   Committee  of  the  committee
          appointed by the Board of Directors.

     (d)  "Common Stock" means the Company's Common Stock, $.01 par value.

     (e)  "Company"  means  Home  Properties,  Inc.  and any of its  affiliates, predecessors or successors.

     (f)  "Funds from  Operation"  or "FFO" means  income  (loss)  before  gains
          (losses)  from the  sale of  property  plus  certain  non-cash  items, primarily  depreciation and  amortization,  as such term is defined by the National  Association of Real Estate  Investment Trusts ("NAREIT")
          and applied by the Company in its quarterly earnings press release.

     (g)  "Net Operating  Income" or "NOI" means the Company's  reported  rental income and  property  other  income  less  operating  and  maintenance expenses.

     (h)  "Operating   FFO"  means  FFO  adjusted  for  purposes  of  the  bonus
          calculation  in order  to  remove  certain  non-recurring  items  from published FFO as follows:  (i) losses and/or impairment charges on the sale of  real  estate  will be  excluded;  (ii)  prepayment  penalties incurred in connection with the sale of real estate will be considered a reduction to the gain (loss)  incurred and not a separate  financing transaction;  (iii) issuance  costs  associated  with preferred  share redemptions will be excluded;  and (iv) such additional adjustments as deemed necessary and approved by the Committee.

     (i)  "Operating FFO per share" means:  (i) Operating FFO during a Plan Year divided  by:  (ii)  the  average  number  of  outstanding  shares  and securities  convertible  into Common Stock (on an as-converted  basis)
          during the Plan Year.

     (j)  "Participant"  means each  full-time  employee  of the Company and its
          Subsidiary,  provided  that  employees  participating  in the Property
          Management Incentive Plan are not eligible to participate in this Plan except for Regional  Property  Managers and Regional Vice  Presidents,
          who will receive 10% and 20%, respectively,  of their total calculated incentive compensation awards under this Plan.

     (k)  "Participant   Bonus  Factor"  means  the  percentage   applied  to  a
          Participant's base salary, which shall range from 1% to 13%.

     (l)  "Plan Year" shall be the fiscal year of the Company.

     (m)  "Subsidiary" means Home Properties, L.P.

2.2 Administration of the Plan.

     (a)  The  Plan  shall  be  administered  by the  Committee.  The  Board  of
          Directors  may from time to time remove  members  from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee shall select one of its  members as  Chairman,  and shall hold  meetings at such times and places as it may determine.

     (b)  The  Committee  shall have the full  power,  subject to and within the limits of the Plan,  to: (i) interpret and administer the Plan and any incentive  compensation  under it; (ii) make and  interpret  rules and regulations for the  administration of the Plan and to make changes in and revoke  such rules and  regulations  (and in the  exercise of this
          power,   shall  generally   determine  all  questions  of  policy  and
          expediency  that may arise and may correct any  defect,  omission,  or inconsistency in the Plan);  (iii) determine who shall be Participants for any Plan  Year;  and (iv)  generally,  exercise  such  powers  and perform such acts in connection with the Plan as are deemed  necessary or  expedient  to  promote  the best  interests  of the  Company.  The interpretation  and construction by the Committee of any provisions of the Plan shall be final, binding and conclusive.

     (c)  The  Committee  may act  only by a  majority  of its  members  then in office;  however,  the Committee may appoint such agents, who need not be  members  of  the  Committee,  as it may  deem  necessary  for  the effective  performance of its duties,  and may delegate to such agents such powers and duties as the Committee may deem appropriate.

     (d)  No member of the  Committee  shall be liable for any  action  taken or omitted  to be  taken or for any  determination  made by him or her in good faith with respect to the Plan,  and the Company shall  indemnify and hold  harmless  each member of the  Committee  against any cost or expense (including counsel fees) or liability  (including any sum paid in settlement of a claim with the approval of the  Committee)  arising out of any act or omission in connection  with the  administration  or interpretation  of the Plan,  unless  arising out of such person's own fraud or bad faith.

2.3 Effective Date.

     The  Plan  shall  become  effective  upon  its  adoption  by the  Board  of
     Directors.

3. INCENTIVE AWARDS.

3.1 Establishment of Participation Levels.

     Prior to the beginning of each Plan Year, the Committee shall establish the
     Participant Bonus Factor for each Participant.

3.2 Calculation of Bonus Units Earned.

     (a)  The number of Bonus Units to be awarded for services  rendered in each
          Plan  Year  shall  be  based  on two  performance  measures:  (i)  the percentage of growth in the Company's Operating FFO per share from the previous  Plan Year;  and (ii) the  percentage of growth in same store
          NOI from the previous Plan Year as compared to the Company's  industry peers.  Initially,  the FFO  component is to receive 75% weighting and the NOI  component is to receive 25%  weighting.  The  Committee  will review the  weighting  of the  components  on an annual  basis and may
          amend  it  in  its  discretion.   Bonus  Units  earned  given  varying
          percentages of growth are shown below:

      Funds from Operations (FFO)                    Same Store NOI

% Growth       Bonus Unit       75%         % Growth      Bonus Unit    25%

     -2%           4.00       3.00             -2%            4.00     1.00
     -1%           4.50       3.38             -1%            4.50     1.13
      0%           5.00       3.75              0%            5.00     1.25
      1%           6.00       4.50              1%            6.00     1.50
      2%           7.00       5.25              2%            7.00     1.75
      3%           8.00       6.00              3%            8.00     2.00
      4%           9.00       6.75              4%            9.00     2.25
      5%          10.00       7.50              5%           10.00     2.50
      6%          11.00       8.25              6%           11.00     2.75
7% and above      12.00       9.00         7% and above      12.00     3.00

     (b)  In the event that the Company  experiences  FFO growth and/or relative
          NOI same  store  growth  less than  minus 2% or  greater  than 7%, the
          Committee  has complete  discretion  in  determining  Bonus Unit award levels that it will recommend for the Board's approval.  The Committee will consider  various factors,  including  economic  conditions,  the
          Company's   performance   relative  to  its  industry  peers  and  the
          occurrence of any extraordinary events in making its determination.

3.3 Calculation and Payment of Incentive Compensation.

     (a)  A  Participant's  bonus  award  equals the  Participant's  Base Salary
          multiplied  by  the  product   (expressed  as  a  percentage)  of  the
          Participant's  Bonus  Factor and the Bonus Units  earned plus or minus performance factors.

     (b)  The entire amount of the bonus payable to the Chief Executive  Officer is discretionary  with the Committee  making a  recommendation  to the full Board as to which portion of the bonus should be paid. Management of the Company is  authorized to determine the portion of the bonus to be paid to  other  Participants  provided  that  each  Participant  is entitled to receive at least 50% of the calculated  bonus.  Factors to be considered  in  determining  the  percentage to be paid include the
          Participant's performance, the results of the Participant's department and the Participant's relative influence on the Company's performance.

     (c)  Incentive  compensation  shall be  calculated  as soon as  practicable after the end of the Plan Year, and all incentive  compensation  shall be paid prior to the end of the first fiscal  quarter of the following
          Plan Year. The Company's  obligations under this Plan shall be subject to applicable federal,  state and local tax withholding  requirements.
          Federal, state and local withholding tax due at the time of payment of incentive  compensation  required to be withheld by the Company may be
          deducted  from  any  payment  of  any  kind   otherwise  due  to  each
          Participant.

3.4 Bonus Deferrals.

     (a)  Participants having been assigned a Participant Bonus Factor of 3% and higher shall be subject to mandatory  deferral of all amounts that are earned in excess of eight  Bonus  Units.  Any  deferred  amounts  plus interest at 6% will be paid out in the  following  year  provided that the Company  pays a bonus in that year.  If the Company does not pay a bonus in the  following  year,  all deferred  amounts,  subject to the discretion of the Committee, will be forfeited.

     (b)  Participant's  having been assigned a  Participant  Bonus Factor of 3%
          and higher and who are designated as "highly  compensated"  as defined in Section 414(q) of the Internal Revenue Code may also participate in the Company's Deferred Bonus Plan.

3.5 Termination of Employment.

     If a Participant's  employment terminates prior the payment date of a bonus award for any  reason  other than  retirement,  death or  disability,  such
     Participant  shall not be entitled to receive any  incentive  compensation.
     Participants must be employed on the date of the award payment to receive a payment for the prior Plan Year. If a Participant's  employment  terminates during any Plan Year by reason of  retirement,  death or  disability,  such
     Participant or such Participant's  legal  representative  shall receive any incentive  compensation  with  respect  to such Plan Year pro rated for the portion  of the  Plan  Year  during  which  Participant  was  an  employee.
     Incentive  compensation  to be  paid  to any  Participant  who  becomes  an employee during a Plan Year also shall be pro-rated based on the portion of the Plan Year during which the Participant was an employee.

4. MISCELLANEOUS PROVISIONS.

4.1 Non-Transferability.

     No right to receive any incentive compensation shall be transferable except by will or the laws of descent and  distribution.  Any  purported  transfer contrary to this provision will be null and void and without effect.

4.2 No Right to Employment.

     Neither  the  adoption  of the Plan  nor its  operation,  nor any  document describing  or  referring  to  the  Plan,  or any  part  thereof,  nor  the designation  of any employee as a Participant in the Plan shall confer upon any  Participant  under the Plan any right to continue in the employ of the
     Company or any  Subsidiary,  or shall in any way affect the right and power of the  Company  or any  Subsidiary  to  terminate  the  employment  of any
     Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

4.3 Exclusion from Pension Computations.

     By acceptance of any incentive  compensation  under the Plan, the recipient shall be deemed to agree that any  compensation  paid hereunder will not be
     taken  into   account  as  "base   remuneration",   "wages",   "salary"  or
     "compensation"  in determining the amount of any contribution to or payment
     or  any  other   benefit   under  any   pension,   retirement,   incentive,
     profit-sharing  or  deferred  compensation  plan  of  the  Company  or  any
     Subsidiary.

4.4 Interpretation of the Plan.

     Headings are given to the sections of the Plan solely as a  convenience  to facilitate reference,  such headings,  numbering and paragraphing shall not in any case be deemed in any way  material or relevant to the  construction of the Plan or any provision hereof.  The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural and vice versa.

4.5 Construction of Plan.

     The place of  administration of the Plan shall be in the State of New York, and the validity, construction,  interpretation,  administration and effect of the Plan and of its rules and  regulations,  and rights  relating to the
     Plan,  shall be determined  solely in accordance with the laws of the State of New York.

Approved by Board of Directors              February 16, 2004